EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of March 5, 2007 (the "Effective Date") between Accoona Corp., a Delaware corporation (the “Company”), and Valentine J. Zammit (the “Executive”).

WHEREAS, the Executive is a member of the Board of Directors of the Company (the “Board”); and

WHEREAS, the Company desires to employ the Executive as a full-time employee in the position of Vice Chairman and the Executive desires to be so employed by the Company, all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.  Employment. The Executive is hereby employed by the Company upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement shall commence as of the Effective Date and, unless earlier terminated or renewed pursuant to the terms hereof, shall end on the eighteen (18) month anniversary of the hereof (the “Initial Employment Period”), subject to renewal as described below, and earlier termination as set forth in Section 4 hereof. This Agreement shall be subject to unlimited consecutive automatic renewals, each for a period of one year (the “Renewals”), unless either party hereto provides written notice to the other party at least 90 days prior to each Renewal of its intention not to renew this Agreement. The Initial Employment Period and any Renewals shall be referred to herein as the “Employment Period”.

2.  Position and Duties.

(a)  The Company shall employ the Executive, and the Executive agrees to be employed by the Company, in the position of Vice Chairman. The Executive shall also be the Chairman of the Executive Committee of Management of the Company and shall assume and perform the duties of Chairman of the Board (“Chairman”) in the Chairman’s absence. The Executive shall report directly to the Chairman and the Board. The Executive shall be the most senior executive officer of the Company, with no executive officer ranking equal to or above the Vice Chairman, and shall perform such functions as may from time to time be designated by the Board, not inconsistent with such position, and shall have all the duties customarily associated with the most senior executive officer of the Company, including responsibility for the general operation, management and profitability of the Company and complete authority, in consultation with the Board as directed or required, with respect to hiring, firing and compensation decisions, subject to established budget limits and written policies and procedures, as shall be established by the Company from time to time. During the Employment Period, the Company shall nominate the Executive as a member of the Board. In the event that the Executive’s employment with the Company terminates for any reason, the Executive agrees to resign from the Board upon the request of the Board. All other employees of the Company shall report directly to the Executive or to such other persons as the Executive shall direct. During the Employment Period, the Executive shall perform the Executive’s duties hereunder to the best of the Executive’s abilities, well and faithfully and at the highest professional level. The Executive shall devote his full business time, attention, skills and efforts to the affairs of the Company, and shall use his best efforts to promote the interests of the Company; provided however, during the first 90 days the Executive may spend a portion of his time winding up two (2) existing consulting projects; provided that they do not materially interfere with the performance of his duties hereunder. Notwithstanding the foregoing, the Executive may engage in charitable, civic or community activities and lecturing (including at industry functions) and, subject to the approval of the Board, serving as a member of the Board of Directors of public companies (24/7 Real Media, Inc. hereby being approved) provided that they do not interfere with the performance of his duties hereunder.

(b)  Throughout the Employment Period, the Executive’s duties will be performed primarily at the Company’s offices in the New York City metropolitan area, including Jersey City, New Jersey, as established by the Company, subject to the travel requirements of his position, which Executive acknowledges may be substantial.

3.  Performance Review; Compensation.

(a)  Performance Review. Annually, during the Employment Period the Executive shall receive a performance review by the Board or the Compensation Committee. As part of the performance review, the Board or the Compensation Committee shall: (x) establish Executive’s base salary prospectively, (y) grant Executive such bonuses, if any, as determined by the Board or the Compensation Committee in its sole discretion for the prior or current period and, in such reviewing party’s sole discretion, establish the amount, if any, terms or performance requirements for any future bonus, and (z) determine the amount and nature of employee benefits and fringe benefits available to the Executive. Notwithstanding the foregoing, until such time as the Executive receives a performance review within the meaning of this Section 3(a) and the Board or Compensation Committee formally advises the Executive of any changes in his compensation:

(i)  During the Employment Period, the Company shall pay to the Executive an annual base salary at the rate of $300,000 per annum.

(ii)  During the Employment Period, the Executive shall be entitled to participate in the Company’s employee benefit plans and fringe benefit arrangements that are generally available from time to time to executives of the Company at the most senior level, subject to the terms of such plans and arrangements and subject to the right of the Company to modify, revise or eliminate such benefit plans and arrangements from time to time in its sole discretion. It is understood that the Executive has his own [health and life insurance] and that upon the Executive opting out of the Company’s insurance plans, the Company will pay to the Executive an amount equal to the premiums the Company would have paid if the Executive had not opted out of said insurance.

(iii)  During the Employment Period the Executive shall be eligible for an annual bonus as determined by the Board in its sole discretion based on Executive’s performance.

(iv)  Contemporaneously herewith the Company is granting to the Executive two options, each to purchase up to 1,500,000 shares of common stock of the Company, in the form of Exhibits A-1 and A-2 hereof.

The Executive agrees that the Compensation under this Section 3 shall constitute full compensation for all services rendered by the Executive during the Employment Period. All payments of base salary shall be in accordance with the Company’s regular payroll practices and base salary and all other cash payments hereunder shall be in U.S. Dollars.

(b)  Vacation. Executive shall be entitled to four (4) weeks of vacation per year, with carry over for one year; provided however no more than two weeks may be taken during the first six months of employment.

(c)  Automobile. At Company expense the Company shall lease for the Executive’s business use during the Employment Period a Honda Odyssey or similar car, shall pay the insurance and gas with respect thereto and shall reimburse Executive for parking for up to $300 per month.

(d)  Expense Reimbursement. The Company shall reimburse the Executive for all ordinary and reasonable out-of-pocket business expenses reasonably incurred by the Executive in the performance of the Executive’s duties hereunder in accordance with the Company’s policies and procedures for its most senior executives. The Executive shall submit appropriate invoices for all expenses for which the Executive seeks reimbursement.

4.  Termination; Consequences of Termination of Employment Period.

(a)  The Executive’s employment may be terminated at any time during the Employment Period(s) by the Company for Disability or with or without Cause and (ii) by the Executive for Good Reason upon at least ninety (90) days notice.

(b)  If (A) the Executive’s employment is terminated prior to the end of the Employment Period (i) by the Company other than for Cause (but not for death or Disability) or (ii) by the Executive for Good Reason, or (B) if the Executive’s employment is terminated due to the expiration of the Employment Period and the election of the Company not to renew the same, the Company’s obligations hereunder shall cease as of the date of such termination, except that the Executive shall be entitled to cash payments (the “Severance Payments”) in an aggregate amount equal to the Executive’s base salary and benefits (or the cash equivalent value thereof to Executive, which would be affected by Executive electing COBRA and the Company reimbursing the Executive for the same) (but not any bonuses or other compensation) for a period of six (6) months from the date of termination to be paid to Executive in accordance with the regular payroll practices of the Company. The Executive shall be under no obligation to mitigate his damages or to seek other employment.

(c)  If the Executive’s employment terminates for any other reason prior to end of the Employment Period, including (A) by reason of death or Disability of the Executive, (B) by the Company for Cause, or (C) by the Executive without Good Reason, the Company’s obligations hereunder shall cease as of the date of such termination, and the Executive shall not be entitled to any severance by virtue of this Agreement or otherwise.

(d)  In the event of any termination of Executive’s employment under this Section 4, Executive (or his estate) shall be paid such portion of the Executive’s base salary as has accrued by virtue of his service during the period prior to termination and has not yet been paid, together with any amounts for expense reimbursement and similar items which have been properly incurred in accordance with the provisions hereof prior to termination and have not yet been paid.

5.  Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal and state withholding taxes in accordance with the Executive’s Form W-4 on file with the Company and all applicable social security and Medicare taxes.

6.  Agreement to Protect Confidential Information. The Executive has executed a separate Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation dated the date hereof (the “Restrictive Covenant Agreement”). Said agreement is hereby incorporated herein and made a part hereof by this reference.

7.  Life Insurance. The Company may, in its sole discretion, and at any time during the Employment Period, apply for and procure as owner and for its own benefit insurance on the life of the Executive, in such amounts and in such form or forms as the Company may choose. The Executive shall have no interest whatsoever in any such policy or policies, but he shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be reasonably required by the insurance company or companies to whom the Company has applied for such insurance. Subject to requirements of law and except as necessary to obtain any insurance, the Company shall direct the insurance company and any broker not to disclose to the Company any confidential information regarding the Executive. Upon the termination of Executive’s employment by the Company, if the Company owns any life insurance policy on the Executive’s life, the Executive shall have the option to acquire such life insurance from such owner at a price equal to its cash surrender value, if any, at the date of the termination of the Executive’s employment, and if the Company owns any term life insurance on the Executive’s life, the Executive shall have the option to acquire such life insurance from such owner at a price equal to the prepaid premium at the date of the termination of the Executive’s employment.

8.  Arbitration; Certain Costs. Any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach or alleged breach of this Agreement, or otherwise, shall be settled by arbitration in New York City administered by the American Arbitration Association before a single arbitrator in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

9.  Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (a) if to the Executive, to the most recent address then shown on the employment records of the Company, and if to the Company, to Accoona Corp., 101 Hudson Street, Suite 3606, Jersey City, NJ 07302 to the attention of the Chairman of the Board of Directors, with a copy to Andrew M. Ross, Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, or (b) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.  Certain Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(a)  “Cause” means (i) Executive’s continued willful failure or refusal to perform written directives of the Chairman of the Board or the Board regarding Executive’s duties and responsibility which are not contrary to the scope and nature of Executive’s duties and responsibilities as set forth in Paragraph 2(a) hereof, which failure or refusal is not cured within 10 days after written notice thereof to Executive, (ii) the willful engaging by Executive in conduct that is, or that the Board determines in good faith is reasonably likely to be, materially injurious to the business, reputation, character or community standing of the Company, which failure has not been cured within 10 days after written notice thereof to the Executive by the Company, (iii) any act of dishonesty, fraudulent or unethical conduct or moral turpitude affecting, or which in the good faith judgment of the Board, reasonably might materially adversely affect, the Company, (iv) Executive’s conviction in a court of law or plea of nolo contendere to any felony, or (v) a material breach by the Executive of any material term of this Agreement or the Restrictive Covenant Agreement, provided if such breach is susceptible of cure, such breach is not cured within 10 days after written notice thereof to the Executive by the Company.

(b)  “Disability” means the Executive having become unable to perform regularly Executive’s duties hereunder by reason of illness or incapacity for a period of more than 60 consecutive days or a total of 120 days, even if not consecutive, within any period of 360 consecutive days. If there should be a dispute between the parties hereto as to the Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon for the purpose by the parties or their representatives, or of the parties cannot agree within fifteen (15) days after a request for designation of such party, then each party shall designate a physician or psychiatrist and the two of them shall designate a third such medical professional and the opinion of a majority of the three (3) of them shall settle the question. The certification of such physician or psychiatrist or the majority of the three (3) of them, as the case may be, as to the question in dispute shall be final and binding upon the parties hereto.

(c)  “Good Reason” means the occurrence, without the Executive’s express written consent, of any of the following events: (i) removal as the Vice Chairman of the Company or removal or failure to reelect the Executive as a Director of the Company; provided, that such failure or removal is not in connection with a termination of Executive’s employment hereunder (ii) any material dimunition in the Executive’s duties, authority, responsibilities or reporting relationships with respect to the Company or assignment to the Executive of any duties that are materially inconsistent with the Executive’s position or duties described herein, provided such changes are not in connection with the Executive’s termination of employment (iii) the Executive’s base compensation is reduced and/or fringe benefits are materially reduced, and (iv) a change in the location of the principal offices of the Company to a location outside of Jersey City, New Jersey or the New York metropolitan area, without the consent of Executive. Notwithstanding the foregoing, an isolated, insubstantial and inadvertent action taken by the Company in good faith that is remedied by the Company promptly (the earlier of 20 days or as soon as reasonably practicable) after receipt of written notice thereof given by the Executive shall not constitute a basis for Good Reason.

11.  Indemnification. The Company agrees that, in addition to any rights that the Executive may have under the certificate of incorporation and by-laws of the Company as the same may be in effect from time to time hereafter as to indemnification and advancement of expenses, the Executive shall hereby, as a matter of separate contract, be entitled and continue to be entitled to all rights of indemnification and advancement of expenses provided to directors, officers, employees or agents of the Company or who serve or served at the request of the Company in any capacity with any other corporation or other enterprise, under the certificates or articles of incorporation and by-laws of the Company and such other companies as in effect on the date hereof (the provisions of which are incorporated herein by reference), regardless of any amendments thereto which thereafter occur, which rights the Company expressly agrees shall apply to the Executive as a director, officer, employee and agent of the Company, and which rights shall continue indefinitely in the Executive’s favor as to any actions, suits, claims or proceedings now pending or threatened and as to any actions, suits, claims or proceedings which may hereafter be brought or threatened.

12.  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.  Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

14.  Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and permitted assigns. This Agreement shall not be assigned by the Company other than to a successor pursuant to a merger, consolidation or transfer of all or substantially all of the capital stock or assets of the Company. The Executive may not assign any of his duties under this Agreement.

15.  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to principles of conflict of laws.

16.  Survival. Sections 4-18 of this Agreement shall survive and continue in full force and effect in accordance with its terms, notwithstanding any termination of the Employment Period.

17.  Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company (upon the approval of the Board) and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

18.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACCOONA CORP.

By:	/s/ Ronald K. Glover
Ronald K. Glover Its: Chairman of the Board

EXECUTIVE:

By:	/s/ Valentine J. Zammit
Valentine J. Zammit